Exhibit 4.7

CONFIRMATION

Date:	March 29, 2007

To:	GE Capital Credit Card Master Note Trust (“Party B”)

From:	Bank of Montreal (“Party A”)

Transaction Reference Number:	441309

The purpose of this letter agreement is to set forth the terms and conditions of the Transaction entered into between us on the Trade Date referred to below.  This letter constitutes a “Confirmation” as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc., as such definitions are modified and amended by the Schedule to the Master Agreement) (the “Definitions”) are incorporated into this Confirmation.  In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms a part of, and is subject to, the ISDA Master Agreement dated as of March 29, 2007, as amended or supplemented from time to time (the “Master Agreement”) between you and us.  All provisions contained in the Master Agreement shall govern this Confirmation except as expressly modified below.

The capitalized terms used herein and not otherwise defined herein, in the Master Agreement or in the Definitions shall have the meanings assigned to them in the Master Indenture, dated as of September 25, 2003, between Party B, as Issuer, and Deutsche Bank Trust Company Americas, as Indenture Trustee, as supplemented by the Series 2007-1 Indenture Supplement, dated as of March 29, 2007, between Party B, as Issuer, and the Indenture Trustee, both as amended or supplemented from time to time (collectively, the “Indenture”).

The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:	Class C Notes Interest Rate Swap

Notional Amount:	As of any date, USD 80,600,000.00, minus the aggregate amount of principal payments made to the Class C Noteholders on or prior to such date.

Trade Date:	March 27, 2007

Effective Date:	March 29, 2007

Termination Date:	The earlier of (i) the Payment Date in March 2013; (ii) the date on which the Notional Amount is reduced to zero and (iii) an Early Termination Date.

2007-1 (Class C)

Payment Date:	May 15, 2007 and the 15th day of each calendar month thereafter, subject to the Business Day Convention.

Calculation Period:

Initially, the period from and including the Effective Date to but excluding, May 15, 2007, and for each period thereafter, from and including each Payment Date to but excluding the following Payment Date.

Business Day Convention:	Following

Business Day:	New York and Connecticut

Fixed Rate Amounts:

Fixed Rate Payer:	Party B

Fixed Rate Payer
Payment Date:	Each Payment Date

Fixed Rate Payer
Period End Dates:	Last day of each Calculation Period, with No Adjustment to Period End Date.

Fixed Rate:	4.8735% per annum

Fixed Rate Day
Count Fraction:	30/360

LIBOR Floating Rate Amounts:

LIBOR Floating Rate Payer:	Party A

LIBOR Floating Rate Payer
Payment Dates:	Each Payment Date

LIBOR Floating Rate Payer
Period End Dates:	The last day of each Calculation Period, with Business Day Convention applicable.

Reset Date:	The first day of each Calculation Period

LIBOR Floating Rate:	USD-LIBOR-BBA

Initial LIBOR Setting:	5.33067%

Designated Maturity:	One month, except for the first Calculation Period, which shall be determined by Linear Interpolation.

Spread:	None

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LIBOR Floating Rate Day
Count Fraction:	Actual/360

Compounding:	N/A

Calculation Agent:	Party A

Account Details

Payments to Party A: To be provided in written instructions.

Payments to Party B: To be provided in written instructions.

[Signature Page Follows]

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

BANK OF MONTREAL

By:	/s/ Rianna Yam
Name: Rianna Yam
Title: Manager, Confirmations

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Accepted and confirmed as of
the date first above written:

GE CAPITAL CREDIT CARD MASTER NOTE TRUST
By:  The Bank of New York (Delaware), not in its individual capacity, but solely as Trustee

By:	/s/ JoAnn C. DiOssi
Name: JoAnn C. DiOssi
Title: Vice President

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